Exhibit 2.2

DESCRIPTION OF SHARE CAPITAL

Intercont is a Cayman Islands exempted company and its affairs are governed by its memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

As of June 30, 2026, Intercont’s authorized share capital is US$250,000,000.00, divided into 100,000,000,000 Ordinary Shares comprising (i) 80,000,000,000 Class A Ordinary Shares of a par value of US$0.0025 each and (ii) 20,000,000,000 Class B Ordinary Shares of a par value of US$0.0025 each.

As of June 30, 2026, 1,437,740 Class A Ordinary Shares and 206,598.04 Class B Ordinary Shares are issued and outstanding. All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. All of the Intercont’s Class A Ordinary Shares to be issued in the offering will be issued as fully paid.

Intercont’s Memorandum and Articles of Association

Intercont is currently governed by its third amended and restated memorandum and articles of association adopted by special resolution passed at an extraordinary general meeting held on June 5, 2026 (the “Amended M&A”). The following are summaries of material provisions of the Amended M&A and of the Companies Act, insofar as they relate to the material terms of Intercont’s Class A Ordinary Shares and Class B Ordinary Shares.

Objects of Intercont. Under Intercont’s Amended M&A, the objects of Intercont are unrestricted, and Intercont is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determines that share certificates shall be issued and the shareholder requests a share certificate in writing from us, each holder of our Class A Ordinary Shares or Class B Ordinary Shares will not receive a certificate in respect of such shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A Ordinary Shares and Class B Ordinary Shares. We may not issue shares or warrants to bearer.

Every share certificate of the Company shall bear legends required by the applicable laws, including the Securities Act and the Exchange Act.

Subject to the provisions of the Companies Act and our Amended M&A regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without conferring rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. No share may be issued at a discount except in accordance with the provisions of the Companies Act.

Dividends. The holders of Intercont’s Ordinary Shares are entitled to such dividends as may be declared by Intercont’s board of directors. Intercont’s Amended M&A provide that dividends may be declared and paid out of the funds of Intercont lawfully available therefor. Under the laws of the Cayman Islands, Intercont may pay a dividend out of profit or share premium account or other funds legally available for distribution; provided that in no circumstances may a dividend be paid out of Intercont’s share premium account if this would result in Intercont being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is proposed to be paid.

Voting Rights. At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll (before or on the declaration of the results of the show of hands) is demanded by:

●	the chairman of the meeting; or

●	one or more shareholder(s) present in person or by proxy entitled to vote.

Intercont’s Amended M&A provide that on a show of hands every shareholder present in person or by proxy shall have one vote and on a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each Class A Ordinary Share and one hundred (100) votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder. Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all resolutions submitted to a vote by the shareholders. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters including but not limited to a change of name, making changes to Intercont’s memorandum and articles of association and a reduction of Intercont’s share capital. Intercont’s shareholders may, among other things, divide or consolidate their shares by ordinary resolution.

Conversion Rights. Class A Ordinary Shares are not convertible. Class B Ordinary Shares are convertible, at the option of the holder thereof, into Class A Ordinary Shares on a one-to-one basis. Subject to our Amended M&A, upon any transfer or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an affiliate of such holder, or upon a change of ultimate beneficial ownership of any Class B Ordinary Share to any person or entity which is not an affiliate of such holder, such Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares on a one-to-one basis.

Alteration of Share Capital. We may from time to time by ordinary resolution of shareholders increase the share capital by such sum, to be divided into shares of such classes or series and amounts, as the resolution shall prescribe.

Subject to the Companies Act, our shareholders may, by ordinary resolution:

a) consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

b) convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

c) sub-divide our existing shares or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

d) cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce the Company’s share capital and any capital redemption reserve in any manner authorized by, and with any consent required by, the Companies Act.

General Meetings of Shareholders.    As a Cayman Islands exempted company, Intercont is not obliged by the Companies Act to call shareholders’ annual general meetings under the laws of the Cayman Islands. Intercont’s Amended M&A provide that Intercont may (but shall not be obliged to, unless required by the Companies Act or by the rules of the designated stock exchange that Intercont chooses to follow in lieu of home country practices), in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by Intercont’s directors. If the directors make this facility available, a shareholder who is entitled to participate in any specific or general meeting of the Company may participate by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. The directors may also determine that any general meeting be held as a virtual meeting.

Shareholders’ general meetings may be convened by Intercont’s board of directors. Advance notice of not less than ten days (excluding the day service is deemed to take place as provided in the articles of association but including the day of the meeting) is required for the convening of Intercont’s annual general shareholders’ meeting (if any) and any other general meeting of Intercont’s shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in Intercont entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Intercont’s Amended M&A provide that upon the requisition of any one or more of Intercont’s shareholders which hold not less than 10% of the paid up voting share capital of Intercont, Intercont’s board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. If the board does not convene such meeting for a date not later than 45 days after the date of deposit of the requisition, the requisitionists may themselves convene the meeting, and their reasonable expenses shall be reimbursed by Intercont. However, Intercont’s Amended M&A do not provide Intercont’s shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of Intercont’s shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by Intercont’s board of directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Intercont’s board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which Intercont has a lien. Intercont’s board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as Intercont’s board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of Ordinary Shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as Intercont’s directors may from time to time require is paid to us in respect thereof.

If Intercont’s directors refuse to register a transfer they shall, within six weeks after the date on which the transfer was lodged with Intercont, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten days’ notice being given by advertisement in such one or more newspapers, by electronic means or by other means in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as Intercont’s board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any calendar year.

Transfer of Class B Ordinary Shares will be subject to restrictions as mentioned in the “Conversion Rights” above.

Liquidation. If Intercont shall be wound up, the liquidator may, with the sanction of an ordinary resolution and any other sanction required by the Companies Act, divide amongst the shareholders of Intercont in specie the whole or any part of the assets of Intercont (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out between the shareholders or different class or series of shares. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

Calls on Shares and Forfeiture of Shares. Intercont’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares and each shareholder shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to Intercont at the time or times so specified the amount called on such shares. If a shareholder fails to pay any call or instalment of a call in respect of partly paid shares on the day appointed for payment, Intercont’s board of directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued, naming a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made and specifying that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter before the payment required by notice has been made, be forfeited by a resolution of Intercont’s board of directors to that effect.

Redemption, Repurchase and Surrender of Shares. Subject to the Companies Act and Intercont’s Amended M&A, Intercont may issue shares on terms that such shares are subject to redemption, at Intercont’s option or at the option of the holders of these shares, on such terms and in such manner as may be determined by either its board of directors or by special resolutions. Intercont may also repurchase any of its shares on such terms and in such manner as have been approved by its board of directors or by ordinary resolutions, or are otherwise authorized by Intercont’s Amended M&A. Under the Companies Act, the redemption or repurchase of any share may be paid out of Intercont’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if Intercont can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, Intercont may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of Intercont is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class and the articles of association of the Company, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series, or with the sanction of a resolution passed by a majority of two-thirds of the holders of shares of the class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the shares of the class or series. The special rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially varied by the creation, allotment or issue of further shares ranking pari passu therewith or subsequent to them or the redemption or purchase of any share of any class by the Company. The rights attached to or otherwise conferred upon the holders of the shares of any class shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights in accordance with the Amended M&A.

Issuance of Additional Shares. Intercont’s Amended M&A authorizes its board of directors to issue additional Ordinary Shares from time to time as its board of directors shall determine, to the extent of available authorized but unissued shares.

Intercont’s Amended M&A also authorizes its board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series.

Intercont’s board of directors may issue preference shares without action by Intercont’s shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Intercont shall not issue shares to bearer.

Inspection of Books and Records. Holders of Intercont’s Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of Intercont’s list of shareholders or its corporate records. Intercont’s Amended M&A provide that no shareholder (not being a director) shall have any right of inspecting any account or book or document of Intercont except as conferred by law, the stock exchange rules or authorized by the directors or by ordinary resolution.

Anti-Takeover Provisions. Some provisions of Intercont’s Amended M&A may discourage, delay or prevent a change of control of Intercont or management that shareholders may consider favorable, including provisions that:

●	authorize Intercont’s board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by Intercont’s shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, Intercont’s directors may only exercise the rights and powers granted to them under its memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of Intercont.

Exempted Company. Intercont is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and combinations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) ”merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “combination” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or combination, the directors of each constituent company must approve a written plan of merger or combination, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a certificate of good standing, a director’s declaration as to the solvency of the consolidated or surviving company and other specified content as required by the Companies Act and an undertaking that a copy of the certificate of merger or combination will be given to the members and creditors of each constituent company and that notification of the merger or combination will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or combination is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or combination, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or combination is void or unlawful.

Separate from the statutory provisions relating to mergers and combinations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of the creditors or each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of the creditors or each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, Intercont will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Intercont’s Amended M&A provide that Intercont shall indemnify its directors (including alternate directors), secretary, assistant secretary and other officers (but not its auditors), and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of Intercont’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning Intercont or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, Intercont has entered into indemnification agreements with Intercont’s directors and executive officers that provide such persons with additional indemnification beyond that provided in Intercont’s memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Intercont’s directors, officers or persons controlling us under the foregoing provisions, Intercont has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Resolution. Under the Delaware General Corporation Law (“DGCL”), a corporation may eliminate the right of shareholders to act by written resolution by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and Intercont’s amended and restated articles of association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with Intercont’s amended and restated articles of association and may be taken by a unanimous written consent signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting.

Shareholder Proposals. Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands laws provide shareholders with only limited rights to requisition a general meeting and do not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Intercont’s amended and restated articles of association allow Intercont’s shareholders holding shares which carry in aggregate not less than 10% of the paid up voting share capital of the Company to requisition a general meeting of Intercont’s shareholders, in which case Intercont’s board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, Intercont’s amended and restated articles of association do not provide Intercont’s shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, Intercont is not obliged by laws of the Cayman Islands to call shareholders’ annual general meetings.

Cumulative Voting. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but Intercont’s amended and restated articles of association do not provide for cumulative voting. As a result, Intercont’s shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Intercont’s amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of Intercont’s shareholders. Under Intercont’s amended and restated articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from Intercont’s board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed from office by ordinary resolution.

Transactions with Interested Shareholders. The DGCL contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, Intercont cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or voluntarily by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Intercont’s amended and restated articles of association, if Intercont’s share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the shares of the class or series.

Amendment of Governing Documents. Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, Intercont’s memorandum and articles of association may only be amended with a special resolution of Intercont’s shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by Intercont’s memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Intercont’s shares. In addition, there are no provisions in Intercont’s memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Transfer Agent and Registrar

The transfer agent and registrar for Intercont’s Ordinary Shares is Transhare Corporation. The transfer agent and registrar’s address is Bayside Center 1, 17755 US Highway 19 N, Suite 140, Clearwater FL 33764